Exhibit 99.1

Media contact:	Roy Wiley, 630-753-2627
Investor contact:	Heather Kos, 630-753-2406

UAW MEMBERS RATIFY NEW THREE-YEAR CONTRACT
WITH INTERNATIONAL TRUCK AND ENGINE CORPORATION
•	New Deal Marks “Positive Step” to Improve UAW-Represented Plants’ Competitiveness
•	Company Maintains Strong Liquidity Following Seven-Week Strike
          WARRENVILLE, Ill. (December 16, 2007) The seven-week strike ended today at International Truck and Engine Corporation, a subsidiary of Navistar International Corporation (Other OTC: NAVZ), as members of the United Auto Workers (UAW) approved new three-year labor agreements that will yield operational flexibility and cost improvements at nine company locations.
          The contract was ratified by a majority of UAW members in a vote conducted this weekend. The new contracts take effect immediately and run until October 1, 2010.
          “We expect the new agreements to result in operational and cost improvements at these facilities while maintaining a good quality of life for our employees and retirees,” said Dan Ustian, chairman, president and chief executive officer of Navistar. “This deal represents a positive step forward for these facilities.”
          The agreements were ratified after more than two years of periodic negotiations between company and UAW leaders. The UAW chose to strike on October 23, 2007, and the company utilized its diversified operations and resources effectively so that customers were unaffected by the UAW strike.
          “With extraordinary efforts and planning, we met all delivery schedules and as a result, we are well positioned as a business going forward,” Ustian said.
          Navistar’s preliminary unaudited manufacturing cash and marketable securities balance (non-GAAP measure) as of October 31, 2007 was $695 million.
          “We have maintained our focus on executing our business strategies,” Ustian said. “We have the liquidity and lines of credit available to continue to fund our growth plans to capitalize on market opportunities. The new contract will help the company to reach its previously announced goals for 2009 revenues and operating segment margins.”
          Outstanding products and a competitive cost structure will be the basis for Navistar’s continued success, Ustian continued. “All our operations must be structured to succeed against any competitor and in any market condition. Our ability to compete effectively is important to both our shareholders and to our employees. True job security comes only through competitiveness.”
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Ratification — Page Two
          The following summarizes some key competitive changes and provisions in the new contracts:
•	Significant improvements in operational flexibility and cost structure, while maintaining operational improvements from prior contracts
•	Elimination of restrictive and costly minimum employment level requirements
•	Increased health care cost sharing
•	Ability to shed non-core work
•	Improved new hire package
•	Ability to close/sell specific locations if business needs dictate
•	“Living Operating Agreement” that facilitates ongoing improvements
          In addition, the UAW has dropped all unfair labor practice charges previously filed with the National Labor Relations Board, which the UAW communicated were the basis of its strike.
          The UAW represents approximately 3,700 employees at nine International facilities in Indianapolis, Ind. (engine assembly and foundry), Melrose Park, Ill. (engine assembly and engine engineering), Springfield, Ohio (truck assembly), Atlanta, York (Pa.) and Dallas (parts distribution centers) and Fort Wayne, Ind. (truck engineering). Total worldwide employment at the company is more than 16,000.
          For more information on Navistar’s negotiations, visit: www.navistar.com/negotiations.
          A wholly owned subsidiary of Navistar International Corporation (Other OTC: NAVZ), International Truck and Engine Corporation is a leading producer of medium trucks, heavy trucks, severe service vehicles, MaxxForce brand diesel engines, parts and service. International and its affiliates sell their products, parts and services through a network of nearly 1,000 dealer outlets in the United States, Canada, Brazil and Mexico and from more than 60 dealers in 90 countries throughout the world. Additional information is available at: www.navistar.com.

Ratification — Page Three
Forward Looking Statements
Information provided and statements contained in this news release that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “goal,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, please see Item 1A of our Annual Report on Form 10-K for the fiscal year ended October, 31, 2005 filed with the Securities and Exchange Commission on December 10, 2007
A reconciliation of GAAP and Non-GAAP information as of October 31, 2007 is as follows:
     (In millions, unaudited)

Cash, Cash Equivalents,
and Marketable Securities
Manufacturing non-GAAP	$695
Financial Services non-GAAP	247

Consolidated US GAAP	$942